RFE VI SBIC, L.P.
                                 36 Grove Street
                              New Canaan, CT 06840

                                  March 5, 1999

Uniflex Acquisition Corp.
36 Grove Street
New Canaan, CT 06840

      Re:   $5,250,000.00 Equity Financing

Ladies and Gentlemen:

      RFE VI SBIC, L.P. (the "Purchaser") is pleased to advise you of the terms and conditions pursuant to which the Purchaser will purchase from Uniflex Acquisition Corp. (the "Company") 693,527 shares (the "Securities") of the common stock, par value $0.01 per share (the "Common Stock"), of the Company, for an aggregate purchase price of $5,250,000.00 in connection with the merger of the Company with and into Uniflex, Inc., a Delaware corporation ("Uniflex"). The number of shares of voting Common Stock and the number of shares of non-voting Common Stock comprising the Securities will be specified by the Purchaser.

      The Company has advised us that:

            (A) pursuant to an Agreement of Merger and Recapitalization, dated as of March 5, 1999, between Uniflex and the Company (the "Merger Agreement"), the Company will be merging (the "Merger") with and into Uniflex, with Uniflex being the surviving corporation (the "Surviving Corporation") in the Merger. At the effective time of the Merger (the "Effective Time"): (i) each outstanding stock option (the "Options") with respect to shares of the common stock, par value $0.10 of Uniflex (the "Uniflex Common Stock") and each share of Uniflex Common Stock (other than shares held by the Company, Retained Shares (as defined in the Merger Agreement), shares held by stockholders who have exercised their rights under the General Corporation Law of the State of Delaware to an appraisal of their shares ("Dissenting Shares") and shares held in treasury by Uniflex ("Treasury Securities")) shall automatically be converted into the right to receive, (1) with respect to the Uniflex Common Stock, $7.57 per share, and (2) with respect to each Option, the difference between $7.57 and the per-share exercise price thereof (the "Merger Consideration"); (ii) each share of Uniflex Common Stock held by the Company and all Treasury Securities shall be canceled and shall be retired without any payment therefore and cease to exist; (iii) the shares of Common Stock and the Retained Shares not converted into the Merger Consideration pursuant to the Merger shall represent shares of capital stock of the Surviving Corporation; and (iv) any Dissenting Shares shall be entitled to the rights applicable to such shares under applicable law and the terms of the Merger Agreement; and

            (B) Certain beneficial and record stockholders of Uniflex have agreed to enter into one or more voting agreements (the "Voting Agreements") pursuant to which such stockholders have agreed to vote the shares of Uniflex Common Stock held by them in favor of the execution and delivery by Uniflex of the Merger Agreement and the consummation of the transactions contemplated thereby; and

            (C) Sterling/Carl Marks Capital, Inc. ("Sterling/Carl Marks") has, subject to the prior or concurrent satisfaction of the terms and conditions set forth in that certain Investment Commitment dated February 12, 1999 from Sterling/Carl Marks to and accepted by Uniflex, agreed to purchase from Uniflex, prior to the Effective Time, 99,075 shares of Uniflex Common Stock for a cash purchase price of $750,000.00; and

            (D) Allied Signal Master Pension Trust ("Allied") has, subject to the prior or concurrent satisfaction of the terms and conditions set forth in that certain letter dated March 5, 1999 from Allied to Uniflex, agreed to purchase from Uniflex Senior Subordinated Debentures due in an amount equal to $7,000,000.00 (the "Senior Subordinated Debentures"); and

            (E) Fleet Bank, National Association and The Chase Manhattan Bank (collectively, the "Banks") have, subject to the prior or concurrent satisfaction of the terms and conditions set forth in that certain commitment letter dated March 5, 1999 from the Banks to and accepted by the Company and Uniflex, agreed to provide to Uniflex two senior secured credit facilities in the aggregate amount of $23,500,000.00 consisting of an $18,500,000.00 secured six year term loan and a $5,000,000.00 secured three year revolving credit loan (collectively, the "Senior Debt" and, collectively with the Senior Subordinated Debentures, the "Debt Financing"); and

            (F) the proceeds of the $5,250,000.00 purchase price to be paid by the Purchaser, the proceeds of the $750,000.00 purchase price to be paid by Sterling/Carl Marks and the proceeds of the Debt Financing are intended to be utilized (i) to pay the Merger Consideration, (ii) to pay various fees and expenses associated with the Merger and the consummation of the transactions contemplated in connection therewith and (iii) to provide working capital to Uniflex.

      The Purchaser has entered into this letter agreement in reliance upon the information supplied by Uniflex and the Company to the Purchaser, and this letter agreement is subject to the accuracy of all information, representations, exhibits and other materials submitted by Uniflex and the Company in connection with the Company's request for financing hereunder. Any material or substantial change thereto prior to the consummation of the transactions described herein will, at the option of the Purchaser, void all of the obligations of the Purchaser under this letter agreement. The Company must immediately notify the Purchaser of any such change.

      In reliance upon the foregoing, and subject to the satisfaction of those conditions set forth below and in Schedule A attached hereto and incorporated herein by reference, the Purchaser hereby commits to purchase the Securities for an aggregate purchase price of $5,250,000.00 (the "Purchase").

      The obligation of the Purchaser to consummate the Purchase and the transactions contemplated in connection therewith (collectively, the "Equity Financing") is subject to the terms and conditions set forth in Schedule A and
(i) the preparation, execution and delivery of a Securities Purchase Agreement (the "Agreement") by and between the Company and the Purchaser in form and substance satisfactory to the Purchaser and its counsel and such other documents, certificates or instruments in connection therewith as the Purchaser may require, (ii) the absence of any material adverse change in the business, condition (financial or otherwise), operations, performance or prospects of the Company or Uniflex and (iii) the Company's compliance with the terms and conditions hereof.

      In consideration of the Purchaser's commitment hereunder, the Company agrees to reimburse promptly the Purchaser and its affiliates from time to time on demand for all out-of-pocket expenses (including, without limitation, due diligence expenses, fees and expenses of environmental consultants and accountants, commitment or other fees paid by, or expenses reimbursed by, the Purchaser to the Banks and/or to Allied, and the fees, disbursements and other charges of Finn Dixon & Herling LLP, counsel for the Purchaser) incurred in connection with the preparation, negotiation, execution and delivery of this letter agreement, the Agreement, the Merger Agreement and all documents related to the transactions contemplated hereby and thereby regardless of whether the Agreement is executed and the transactions contemplated hereby or thereby (including the Merger) are consummated.

      In consideration of the Purchaser's commitment hereunder, the Company hereby agrees to indemnify, defend and hold harmless the Purchaser and its affiliates and their respective officers, directors, managers, members, employees and agents from and against any liabilities, losses, claims, damages, obligations, deficiencies, judgments, amounts paid in settlement of any suits, actions, claims, proceedings or investigations, costs and expenses (including, but not limited to, interest, penalties, costs of investigation and attorneys' and accountants' fees and disbursements (whether such attorneys' fees are incurred in a dispute between the parties or between a party and third parties)) (collectively, "Losses") suffered, sustained, incurred or required to be paid by the Purchaser and/or its affiliates, or any of their respective officers, directors, managers, members, employees or agents, as the case may be, based upon, arising out of or otherwise with respect to this letter agreement, the Agreement, the Merger Agreement or any related documents or agreements, or the transactions contemplated hereby or thereby; provided, however, that the Company shall not have any such indemnification obligation to the extent that such Losses arise out of the gross negligence or willful misconduct of a party seeking indemnification.

      The Purchaser's commitment hereunder shall expire on July 30, 1999; provided, however, that the expense reimbursement and indemnity provisions hereof shall survive any such expiration. The terms and conditions of the Purchaser's commitment hereunder and of the Equity Financing are limited to the terms and conditions set forth herein and matters which are not covered by the provisions of this letter agreement are subject to our approval. This letter agreement may not be modified or changed orally but only by a writing signed by the party against whom enforcement of the modification or change is sought.

      This letter agreement is not assignable by the Company. Nothing in this letter agreement, express or implied, shall give any person, other than the parties hereto, any benefit or any legal right, remedy or claim under this letter agreement.

      This letter agreement shall be governed by and construed under the laws of the State of New York without regard to the conflict of law provisions thereof. This letter agreement may be executed by facsimile and in one or more counterparts, each of which shall constitute an original and all of which, taken together, shall constitute one and the same instrument.


                    [Remainder of page intentionally blank.]

      If the foregoing is acceptable to the Company, kindly indicate the Company's agreement to the terms and provisions of this letter agreement, including Schedule A hereto, by signing and returning to the Purchaser the enclosed copy of this letter. If this letter is not so signed by the Company and received by the Purchaser by 11:59 p.m., New York City time, on March 5, 1999, it shall be null and void.

                                       Very truly yours,

                                       RFE VI SBIC, L.P.

                                       By: RFE ASSOCIATES VI SBIC, LLC,
                                           Its General Partner
                                       By: RFE INVESTMENT PARTNERS VI, L.P.,
                                           Its Sole Member
                                       By: RFE ASSOCIATES VI, LLC,
                                           Its General Partner


                                       By: /s/James A. Parsons
                                           Name: James A. Parsons
                                           Title: Managing Member


AGREED TO AND ACCEPTED BY:

UNIFLEX ACQUISITION CORP.


By: /s/James A. Parsons
    Name: James A. Parsons
    Title:President

                                   Schedule A

      The obligations of the Purchaser to purchase the Securities are subject to the fulfillment on or prior to the earlier of the Effective Time (as defined in the Merger Agreement) and July 30, 1999 of the following conditions (it being specifically agreed that none of the following conditions may be waived without the prior written consent of the Purchaser):

      a. Company Representations and Warranties. The representations and warranties made by the Company in the Agreement shall have been true and correct in all respects when made, and shall be true and correct in all respects as of the date (the "Closing Date") of the closing of the Transactions (as defined below) (the "Closing").

      b. Company Covenants. All covenants, agreements, and conditions contained in the Agreement to be performed by the Company on or prior to the Closing shall have been performed or complied with in all respects.

      c. Compliance Certificate. The Company shall have delivered to the Purchaser a compliance certificate in the form required by the Purchaser executed by the president of the Company, dated the Closing Date, and certifying to the fulfillment of the conditions specified thereon.

      d. Blue Sky Law. The Company shall have obtained, or shall obtain within the time periods required by applicable law, all necessary blue sky law permits and qualifications, or secured exemptions therefrom, required by any state identified in Schedule A to the Agreement for the offer and sale of the Securities at the Closing.

      e. Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated hereby and by the Agreement and all documents and instruments incident to the transactions contemplated thereby or by the Merger Agreement (collectively, the "Transactions") shall be satisfactory in substance and form to the Purchaser and its counsel, and the Purchaser shall have received all such counterpart originals or certified or other copies of such documents as the Purchaser may request.

      f. Board of Directors. The Surviving Corporation's board of directors shall, immediately after the Effective Time, consist of no more than ten (10) members, as follows: (i) four (4) designees of senior management of Uniflex; (ii) two (2) designees of the Purchaser;
            (iii) two (2) designees of Sterling/Carl Marks and CMNY Capital, L.P. ("CMNY" and, together with Sterling/Carl Marks, the "Sterling/Carl Marks Investors"); (iv) one (1) designee of Allied; and (v) one (1) designee designated by mutual agreement of the Purchaser, the Sterling/Carl

            Marks Investors, and senior management of Uniflex. The Board of Directors of the Company shall have established an Audit Committee and a Compensation Committee, each comprised exclusively of non-management board members, with a director designated by each of the Purchaser and the Sterling/Carl Marks Investors serving on the Compensation Committee and a director designated by each of the Purchaser and the Sterling/Carl Marks Investors serving on the Audit Committee.

      g. No Litigation. No action, suit or other proceeding shall be pending or threatened before any court, tribunal, or governmental authority seeking or threatening to restrain or prohibit the consummation of the Transactions or seeking to obtain substantial damages in respect thereof or which would otherwise materially and adversely affect the Purchaser, the Company, Uniflex, or the Surviving Corporation, or any of their respective businesses, assets, prospects, financial condition or results of operations.

      h. Voting Agreements. Certain beneficial and record stockholders of Uniflex designated by the Purchaser shall have entered into the Voting Agreements, which shall be in form and substance satisfactory to the Purchaser and its counsel, and such Voting Agreements shall be in full force and effect.

      i. Registration Rights Agreement. The Company, the Purchaser and the other stockholders of the Surviving Corporation shall have entered into a Registration Rights Agreement, which shall be in form and substance satisfactory to the Purchaser and its counsel.

      j. Stockholders Agreement. The Company, the Purchaser and the other Stockholders of the Surviving Corporation shall have entered into a Stockholders Agreement which shall be in form and substance satisfactory to the Purchaser and its counsel.

      k. Legal and Other Fees. At the Closing, the Company or the Surviving Corporation will pay (a) the legal fees and out-of-pocket expenses of Finn Dixon & Herling LLP, special counsel to the Purchaser, in connection with the negotiation, execution and delivery of the Agreement, the consummation of the Transactions and the negotiation of the documents contemplated in connection with the Transactions, and (b) the Purchaser's reasonable out-of-pocket expenses for due diligence and otherwise in connection with the negotiation, execution and delivery of the Agreement, the Merger Agreement and all related documents and agreements contemplated in connection with the Transactions and with the consummation of the Transactions.

      l. Consents and Approvals. The Company shall have procured all required governmental and third party consents and approvals required in connection with the issuance and sale of the Securities and the consummation of the Transactions.

      m. Small Business Concern Documents. The Company and/or the Surviving Corporation, as applicable, shall have executed and delivered to the Purchaser (i) a Size Status Declaration on SBA Form 480, (ii) an Assurance of Compliance on SBA Form 652D and (iii) a written certification from the Company and/or the Surviving Corporation regarding its intended use of the proceeds of this financing, and shall have provided to the Purchaser (i) information necessary for the preparation of a Portfolio Financing Report on SBA Form 1031 and (ii) a list, after giving effect to the transactions contemplated by the Agreement, of (a) the name of each of the directors of the Company and the Surviving Corporation, (b) the name and title of each of the officers of the Company and the Surviving Corporation, and (c) the name of each of the stockholders of the Company and the Surviving Corporation, setting forth the number and class of shares held.

      n. Reliance Certificates. Each of Herbert Barry and Robert Semel shall have executed and delivered to the Purchaser and to the Company a certificate in the form and substance satisfactory to the Purchaser and its counsel certifying that he has reviewed the representations, warranties and covenants of Uniflex contained in the Merger Agreement and all agreements relating to the Debt Financing and that such representations and warranties are true, correct and complete, and such covenants have been performed, as of the Closing Date.

      o. Conditions to Merger Agreement. All of the Company's conditions to closing contained in Sections 7.1 and 7.3 of the Merger Agreement shall have been satisfied (and not waived, unless such waiver has been consented to in writing by the Purchaser ).

      p. Sterling/Carl Marks Agreement. Sterling/Carl Marks shall have purchased, or shall concurrently purchase, 99,075 shares of Uniflex Common stock pursuant to the agreement to be entered into by and between Uniflex and Sterling/Carl Marks which shall be in form and substance satisfactory to the Purchaser and its counsel (the "Sterling/Carl Marks Agreement") and the purchase price of $750,000.00 to be paid by Sterling/Carl Marks shall be available for payment as a portion of the Merger Consideration under the Merger Agreement.

      q. Allied Agreement. Allied shall have purchased, or shall concurrently purchase, the Senior Subordinated Debentures pursuant to the agreement to be entered into by and between Uniflex and Allied which shall be in form and substance satisfactory to the Purchaser and its counsel (the "Allied Agreement") and the purchase price of $7,000,000.00 to be paid by Allied shall be available for payment as a portion of the Merger Consideration under the Merger Agreement.

      r. Financing. The terms and conditions for the financing of the Merger and the payment of the Merger Consideration, and the financing of the Surviving Corporation (collectively, the "Financing"), including the Debt Financing and any other credit facilities being provided by senior and/or subordinated lender(s), satisfactory to the Purchaser in its sole discretion, pursuant to a senior loan agreement, a senior subordinated loan or note purchase agreement and all related documents (collectively, the "Loan Documents"), shall be satisfactory to the Purchaser in its sole discretion. Concurrently with the Closing, the Company or the Surviving Corporation, as applicable, shall have borrowed or have available for borrowing, as term loans, the aggregate principal amount of $18,500,000.00, and an additional $5,000,000.00 principal amount as a revolving credit facility. A complete and correct copy of all Loan Documents shall have been delivered to the Purchaser, together with evidence satisfactory to the Purchaser of such borrowings, or the availability thereof, under the Loan Documents, and no other agreements or instruments shall exist relating to the terms of such borrowings.

      s. Satisfactory Review. The Company, the Purchaser and their respective representatives shall have completed a legal, business, and accounting review of the assets, properties and businesses of Uniflex, with results satisfactory to the Purchaser in its sole discretion.

      t. Environmental Assessment. The Company shall have received from consultants engaged by the Purchaser and/or the Company an environmental assessment(s) with respect to all owned, leased or other real property currently or previously owned, operated, leased or used by Uniflex or any of its subsidiaries or affiliates, in each case in form and substance satisfactory to the Purchaser.

      u. Arrangements with Senior Management. The Company shall enter into arrangements reasonably satisfactory to the Purchaser in its sole discretion with each member of senior management identified by the Purchaser. Each member of management of Uniflex designated by the Purchaser shall have delivered to Uniflex a letter indicating that he will not exercise certain rights under his respective employment agreement with Uniflex with respect to change of control payments.

      v. Consummation of Transactions. The acquisition of the Securities shall be consummated immediately prior to the Effective Time.

      w. Termination of Existing Arrangements. Each of the existing agreements of Uniflex designated by the Purchaser shall be terminated and of no further force or effect.

      x. Capitalization of Surviving Corporation. Immediately after the Effective Time, the capitalization of the Surviving Corporation shall be as set forth on Annex I.

                                                                         ANNEX I

                                  Uniflex, Inc.
                              Capitalization Table

                                                               ----------------------------------------------------------------
                                                                                    Voting Control Calculation
                                                               ----------------------------------------------------------------
                                                Fully Diluted   Voting      %     Non-Voting      %          Total        %
         Investor              Amount    Price      Shares      Shares   Voting     Shares    Non-voting    Shares    Ownership
---------------------------  ----------  -----  -------------  -------  -------   ----------  ----------   ---------  ---------
RFE Investment Partners       5,250,000   7.57        693,527  246,729    39.80%     446,798       56.22%    693,527       49.0%
CMNY Capital, L.P.            1,834,211   7.57        242,300   86,201    13.90%     156,099       19.64%    242,300       17.1%
Sterling/Carl Marks Capital     750,000   7.57         99,075   35,247     5.69%      63,828        8.03%     99,075        7.0%
CMCO, Inc.                      415,684   7.57         54,912   19,535     3.15%      35,377        4.45%     54,912        3.9%
Robert Davidoff                  22,301   7.57          2,946    1,048     0.17%       1,898        0.24%      2,946        0.2%
                             ----------         -------------  -------  -------   ----------  ----------   ---------  ---------
                              8,272,196             1,092,760  388,760    62.71%     704,000       88.58%  1,092,760       77.2%

Herbert Barry                   567,750   7.57         75,000   53,600     8.65%      21,400        2.69%     75,000        5.3%
Robert Semel                    567,750   7.57         75,000   49,400     7.97%      25,600        3.22%     75,000        5.3%
Warner Heuman                   567,750   7.57         75,000   51,800     8.36%      23,200        2.92%     75,000        5.3%
Elliot Berger                    98,410   7.57         13,000    8,200     1.32%       4,800        0.60%     13,000        0.9%
Erich Vetter                    113,550   7.57         15,000   15,000     2.42%           0        0.00%     15,000        1.1%
Lee Cantor                      113,550   7.57         15,000    7,100     1.15%       7,900        0.99%     15,000        1.1%
Melissa Cantor                  113,550   7.57         15,000    7,100     1.15%       7,900        0.99%     15,000        1.1%
Hy Brownstein                    98,410   7.57         13,000   13,000     2.10%           0        0.00%     13,000        0.9%
Neil Sklar                      196,820   7.57         26,000   26,000     4.19%           0        0.00%     26,000        1.8%
                             ----------         -------------  -------  -------   ----------  ----------   ---------  ---------
                              2,437,540               322,000  231,200    37.29%      90,800       11.42%    322,000       22.8%
                             ----------
Subtotal                     10,709,736

Allied Signal Pension Trust               7.57           0.00     0.00      0.0%           0           0           0          0
Management Options                        7.57           0.00     0.00      0.0%           0           0           0          0
                                                -------------  -------  -------   ----------  ----------   ---------  ---------
                                                         0.00     0.00      0.0%        0.00        0.00        0.00       0.00
  Fully diluted shares                              1,414,760  619,960    100.0%     794,800       100.0%  1,414,760      100.0%
                                                =============  =======  =======   ==========  ==========   =========  =========

SBIC Ownership                                                             62.7%
Warrants                                                                    0.0%
Options                                                                     0.0%

                                                       Fully-Diluted
                             -------------------------------------------------------------
                                Voting    Non-Voting  Management  Fully-diluted      %
         Inventor               Shares      Shares      Options       Shares     Ownership
---------------------------  -----------  ---------   ----------  -------------  ---------
RFE Investment Partners          246,729    446,798            0        693,527       41.7%
CMNY Capital, L.P.                86,201    156,099            0        242,300       14.6%
Sterling/Carl Marks Capital       35,247     63,828            0         99,075        6.0%
CMCO, Inc.                        19,535     35,377            0         54,912        3.3%
Robert Davidoff                    1,048      1,898            0          2,946        0.2%
                             -----------  ---------   ----------  -------------  ---------
                                 388,760    704,000         0.00      1,092,760       65.7%

Herbert Barry                     53,600     21,400       11,884         86,884        5.2%
Robert Semel                      49,400     25,600       11,884         86,884        5.2%
Warner Heuman                     51,800     23,200            0         75,000        4.5%
Elliot Berger                      8,200      4,800       11,884         24,884        1.5%
Erich Vetter                      15,000          0            0         15,000        0.9%
Lee Cantor                         7,100      7,900       11,917         26,917        1.6%
Melissa Cantor                     7,100      7,900       11,884         26,884        1.6%
Hy Brownstein                     13,000       0.00       11,884         24,884        1.5%
Neil Sklar                        26,000       0.00       11,884         37,884        2.3%
                             -----------  ---------   ----------  -------------  ---------
                                 231,200     90,800       83,221        405,221       24.3%
                                                                                 ---------
Subtotal                                                                         1,497,981

Allied Signal Pension Trust         0.00       0.00         0.00         83,221        5.0%
Management Options                  0.00       0.00         0.00         83,221        5.0%
                             -----------  ---------   ----------  -------------  ---------
                                    0.00       0.00         0.00        166,442       10.0%
  Fully diluted shares           619,960    794,800       83,221      1,664,423      100.0%
                             ===========  =========   ==========  =============  =========

SBIC Ownership
Warrants                                                                               5.0%
Options                                                                                5.0%